EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FOURTH QUARTER 2005 RESULTS,
SETS RECORD DATE FOR ANNUAL MEETING AND
ESTABLISHES COMMON DIVIDEND SCHEDULE FOR 2006
     DALLAS – January 26, 2006 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $38,985,000, or $1.80 per diluted common share, for the quarter ended December 31, 2005, compared to $8,149,000, or $0.17 per diluted common share, for the same period in 2004. The Company reported net income of $57,192,000, or $1.96 per diluted common share, for the year ended December 31, 2005 compared to $41,805,000, or $1.33 per diluted common share, reported in 2004.
Fourth Quarter Results and Related Discussion
     Capstead’s fourth quarter 2005 earnings include a gain of over $38 million on the sale of its portfolio of six independent senior living facilities to an affiliate of Brookdale Senior Living Inc. (NYSE: BKD) on December 30, 2005. Brookdale previously operated the facilities under a net-lease arrangement with Capstead since the properties were acquired in 2002. The transaction was structured as a stock sale of the Capstead entity that held the ownership interests in the facilities and generated cash proceeds to Capstead of nearly $55 million, after expenses. Excluding the gain, fourth quarter results declined from the third quarter of 2005 as higher borrowing costs offset increasing yields on the Company’s portfolio of primarily residential adjustable-rate mortgage (“ARM”) securities and the benefits of higher portfolio balances. Capstead increased the mortgage securities portfolio to approximately $4.4 billion during the fourth quarter with acquisitions of current and longer-to-reset ARM securities totaling $1.2 billion offsetting $462 million of portfolio runoff.
     Overall mortgage securities portfolio yields averaged 4.07% during the fourth quarter, a 32 basis point improvement over the third quarter, primarily reflecting the benefit of higher coupon interest rates on the underlying mortgage loans that reset during the period. Mortgage prepayments on the Company’s residential mortgage securities declined modestly during the fourth quarter to an annualized runoff rate of 37% from 39% during the prior quarter. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on current-reset ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically (typically once or twice a year) to a margin over the corresponding six-month or one-year interest rate index, subject to periodic and lifetime limits or caps. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, if six-month and one-year interest rates remain at current levels, portfolio yields are expected to improve 45 basis points to 4.52% for the first quarter of 2006 and the average yield on the existing portfolio will likely exceed 5.20% by the fourth quarter of 2006. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates.
     Interest rates on borrowings secured by the mortgage securities portfolio averaged 3.86% during the fourth quarter of 2005, an increase of 55 basis points over the third quarter. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”) and are expected to increase further during the first quarter of 2006, given market expectations that the Federal Open Market Committee (the “Federal Reserve”) will increase the federal funds rate another 25 basis points at its January 31, 2006 meeting. Borrowings supporting longer-to-reset ARM securities and the Company’s modest position in fixed-rate securities generally have longer-term maturities that lock-in longer-term borrowing rates. These borrowings averaged $783 million at a favorable rate of 3.12% during the fourth quarter. As of year-end, longer-term borrowings totaled $912 million at a rate of 3.64% and an average maturity of 15 months, $451 million of which will mature during 2006.
     Commenting on recent transactions, Andrew F. Jacobs, President and Chief Executive Officer, said, “By selling the senior living facilities at year-end, we were able to take advantage of a strong market for real estate of this type and retain the resulting capital gain through the use of available tax attributes. This allowed us to monetize the value inherent in this portfolio and significantly enhance the Company’s capital structure by increasing common stockholders’ equity by over 30%. Together with the September issuance of $35 million in 10-year fixed, 20-year floating unsecured debt, followed by the additional $40 million issued in December, we have substantially increased our liquidity and long-term investment capital. This newly available capital is primarily being invested in our core ARM securities portfolio as we believe the current environment in the mortgage securities markets represents a good opportunity to further increase this portfolio at attractive prices in anticipation of improving financing spreads once short-term interest rates stabilize. A portion of this capital may also be invested in other real estate-related investments, such as in our recently formed joint venture with Crescent Real Estate Equities Company (NYSE: CEI) to co-invest in subordinate commercial real estate loans on a leveraged basis. This joint venture, which is managed by Crescent and owned 75% by Capstead, made its second investment during the fourth quarter bringing its investment portfolio to $34 million, which is supported by Capstead and Crescent investment capital of $9 million.”
     Regarding Capstead’s current earnings, Mr. Jacobs added, “We are continuing to experience the effects of reduced financing spreads as a result of rising borrowing rates, partially offset by the benefits of yield increases on our ARM portfolio. Although mortgage prepayment rates have remained relatively high and continue to dampen portfolio yields, we anticipate prepayment rates to decline modestly during the first quarter of 2006 reflecting historical trends of lower levels of prepayments during the winter months. However, the current flat yield curve environment, with short- and long-term interest rates at nearly the same levels, will continue to afford opportunities for homeowners with ARM loans to refinance and lock-in attractive longer-term interest rates.
     “Despite the challenges presented by the current flat yield curve environment, we believe our core investment strategy of maintaining a large portfolio of ARM securities will generate attractive returns for our stockholders over the longer term. Looking forward, ARM portfolio yields are expected to continue increasing throughout 2006 and 2007 even if mortgage prepayments remain at elevated levels and the current flat yield curve environment persists. While rising short-term interest rates during 2005 increased our borrowing costs offsetting yield increases on our ARM portfolio, the financial markets currently anticipate that after having increased the federal funds rate by 25 basis points for 13 consecutive meetings the Federal Reserve may begin to slow its pace of increasing rates early in 2006. Once short-term interest rates begin to stabilize, we anticipate that ongoing ARM portfolio yield increases on the Company’s larger portfolio of ARM securities will allow for improvements in earnings in future quarters.”
Book Value per Common Share
     As of December 31, 2005, Capstead’s book value per common share was $8.48, an increase of $1.42 from September 30, 2005 and $0.57 from December 31, 2004. The sale of the senior living facilities contributed $2.03 to this increase and more than offset decreases caused primarily by a decline in the aggregate unrealized gain on the Company’s mortgage securities portfolio because of portfolio runoff and changes in valuation. Declines since the beginning of the year in the aggregate unrealized gain on the Company’s mortgage investments (most of which are carried at fair value with changes in fair value reflected in stockholders’ equity) lowered book value by $1.01 per share. In addition, dividend payments in excess of earnings before gains lowered book value by $0.39 per share and unvested stock grants made to directors and employees in May 2005 totaling 172,600 shares lowered book value by $0.06 per share.
     The unrealized gain on the Company’s mortgage investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair value of investments not held in the form of securities, such as residential and commercial real estate loans either owned outright or by an unconsolidated affiliate, generally will not affect book value.
Annual Meeting Record Date
     Capstead announced that the record date for determining stockholders entitled to notice of and to vote at the annual meeting of stockholders on April 20, 2006 will be the close of business on February 17. The Company’s proxy statement and annual report will be mailed to stockholders on or about March 13.

Scheduled 2006 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 16	March 31	April 20
Second	June 15	June 30	July 20
Third	September 14	September 29	October 20
Fourth	December 14	December 29	January 22, 2007
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of, but are not limited to, residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, subordinate commercial real estate loans.
Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets
Mortgage securities and similar investments ($4.2 billion pledged under repurchase arrangements)	$4,368,025	$3,438,559
Assets of discontinued operation (real estate held for lease)	—	141,037
Investments in unconsolidated affiliates	9,246	—
Receivables and other assets	53,040	35,356
Cash and cash equivalents	33,937	73,030

	$4,464,248	$3,687,982

Liabilities
Repurchase arrangements and similar borrowings	$4,023,686	$3,221,794
Other borrowings	77,321	—
Liabilities of discontinued operation	2,884	120,116
Common stock dividend payable	381	4,151
Accounts payable and accrued expenses	15,127	9,382

	4,119,399	3,355,443

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at December 31, 2005 and December 31, 2004 ($3,317 aggregate liquidation preference)	2,827	2,827
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at December 31, 2005 and December 31, 2004 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized; 19,043 and 18,867 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	191	189
Paid-in capital	512,933	516,704
Accumulated deficit	(352,803)	(387,718)
Accumulated other comprehensive income	4,996	23,832

	344,849	332,539

	$4,464,248	$3,687,982

Book value per common share	$8.48	$7.91

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Mortgage securities and similar investments:
Interest income	$38,394	$26,345	$130,333	$91,121
Interest expense	(34,568)	(16,750)	(105,937)	(44,939)

	3,826	9,595	24,396	46,182

Other revenue (expense):
Other revenue	196	297	1,082	813
Other interest expense	(931)	–	(972)	–
Other operating expense	(2,759)	(2,219)	(7,301)	(7,126)

	(3,494)	(1,922)	(7,191)	(6,313)

Net income before equity in earnings (losses) of unconsolidated affiliates and discontinued operation	332	7,673	17,205	39,869

Equity in earnings (losses) of unconsolidated affiliates	32	–	(10)	–

Net income from continuing operations	364	7,673	17,195	39,869

Income from discontinued operation:
Income from real estate held for lease	425	476	1,801	1,936
Gain on sale of real estate, net of taxes	38,196	–	38,196	–

Net income from discontinued operation	38,621	476	39,997	1,936

Net income	$38,985	$8,149	$57,192	$41,805

Net income available to common stockholders:
Net income	$38,985	$8,149	$57,192	$41,805
Less cash dividends paid on preferred stock	(5,064)	(5,064)	(20,256)	(20,259)

	$33,921	$3,085	$36,936	$21,546

Basic earnings per share data:
Net income (loss) from continuing operations	$(0.24)	$0.14	$(0.16)	$1.22
Net income from discontinued operation	0.02	0.03	0.10	0.12
Gain on sale of discontinued operation	2.02	–	2.02	–

	$1.80	$0.17	$1.96	$1.34

Diluted earnings per share data:
Net income (loss) from continuing operations	$(0.24)	$0.14	$(0.16)	$1.21
Net income from discontinued operation	0.02	0.03	0.10	0.12
Gain on sale of discontinued operation	2.02	–	2.02	–

	$1.80	$0.17	$1.96	$1.33

Cash dividends declared per share:
Common	$0.020	$0.220	$0.320	$1.580
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(In thousands)
(Unaudited)

	December 31, 2005					December 31, 2004
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)
Mortgage securities held available- for-sale: (a)

Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$438	$2	$440	$476	$36	$55
ARMs	3,268,374	54,792	3,323,166	3,324,118	952	14,740
Ginnie Mae ARMs	933,897	4,222	938,119	941,542	3,423	8,406

	4,202,709	59,016	4,261,725	4,266,136	4,411	23,201

Non-agency Securities:
Fixed-rate	2,047	26	2,073	2,155	82	53
ARMs	31,572	342	31,914	32,205	291	478

	33,619	368	33,987	34,360	373	531
CMBS – adjustable-rate	–	–	–	–	–	38
CMO collateral	–	–	–	–	–	253

	$4,236,328	$59,384	$4,295,712	$4,300,496	$4,784	$24,023

Mortgage securities held-to-maturity: (b)

Released CMO collateral:
Agency securities:
Fixed-rate	$23,109	$85	$23,194	$23,829	$635	$1,723
Non-agency securities:
Fixed-rate	24,446	88	24,534	24,997	463	1,271
ARMs	10,578	125	10,703	10,821	118	(23)

	58,133	298	58,431	59,647	1,216	2,971
CMO collateral	8,960	138	9,098	9,098	–	84

	$67,093	$436	$67,529	$68,745	$1,216	$3,055

(a)	Unrealized gains and losses on investments in mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are generally recognized in earnings only if sold. Investments in unsecuritized residential and commercial real estate loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Investments in mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(Dollars in thousands)
(Unaudited)

	4th Quarter Average (a)			As of December 31, 2005		Projected	Lifetime
		Actual	Actual	Premiums		1st Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$25,052	6.29%	28%	$87	$23,634	6.37%	38%
ARMs	2,693,150	3.99	38	54,792	3,323,166	4.51	32
Ginnie Mae ARMs	923,820	4.07	35	4,222	938,119	4.42	29

	3,642,022	4.03	37	59,101	4,284,919	4.50	31

Non-agency securities:
Fixed-rate	27,128	6.76	21	114	26,607	6.82	37
ARMs	46,187	4.72	39	467	42,617	5.64	38

	73,315	5.47	34	581	69,224	5.83	38
CMBS – adjustable-rate	39,597	4.99	100	—	—	—	–
CMO collateral	9,351	7.49	28	138	9,098	7.49	30

	3,764,285	4.07	40	$59,820	4,363,241	4.52	31

Related borrowings:
30-day LIBOR	2,707,658	4.06			3,102,114	4.49
> 30-day LIBOR	782,527	3.12			912,474	3.91
Collateral mortgage
obligations (“CMOs”)	9,351	7.49			9,098	7.49

	3,499,536	3.86			4,023,686	4.36

Capital employed/ financing spread	$264,749	0.21			$339,555	0.16

Return on assets (c)		0.41				0.51

(a)	Basis represents the Company’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected acquisitions and runoff over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect expectations for a 25 basis point increase in the federal funds rate at the January 31, 2006 Federal Reserve meeting.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.